UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 22, 2006

Arbitron Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-1969	52-0278528
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

142 West 57th Street, New York, New York		10019-3300
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	212-887-1300

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On February 22, 2006, the Compensation and Human Resources Committee (the "Committee") of the Board of Directors of Arbitron Inc. (the "Company") met and approved certain actions relating to executive officer compensation as set forth below:

Named Executive Officer Bonuses for 2005

The Committee previously established certain parameters for determining bonuses for executive officers for 2005, which were described in the Company’s Current Report on Form 8-K filed on March 1, 2005. As a result of the Committee’s review and determination of the Company’s 2004 performance in comparison to the goals established by the Committee, Mr. Steve Morris, the Company’s chief executive officer, will be entitled to a bonus for 2005 in an amount equal to approximately 100% of his 2005 base salary, Mr. Bill Walsh, the Company’s former chief financial officer, will be entitled to a bonus for 2005 in an amount equal to approximately 53% of his 2005 base salary, and Mr. Sean Creamer, the Company’s current chief financial officer, will be entitled to a bonus for 2005 in an amount equal to approximately 67% of his 2005 base salary (prorated for the time he was employed by the Company). Bonuses for the Company’s other named executive officers include as a component an assessment of their individual performance by Mr. Morris, which assessment has not yet been completed.

Stock Option and Restricted Stock Grants

The Committee approved grants of stock options and restricted stock to the Company’s named executive officers in the following amounts:

Steve Morris received 48,500 shares of restricted stock; Pierre Bouvard was granted 35,000 options and 11,667 shares of restricted stock; Owen Charlebois was granted 35,000 options and 11,667 shares of restricted stock; Sean Creamer was granted 15,000 options and 5,000 shares of restricted stock; and Linda Dupree was granted 20,000 options and 6,667 shares of restricted stock.

The foregoing grants will be effective as of March 1, 2006.

The shares of restricted stock will vest ratably over 4 years, with the first 25% vesting on March 1, 2007 (or December 31, 2006, in the case of Mr. Morris), provided that the executive remains in service with the Company. If the executive’s service terminates for any reason other than death or disability, any unvested shares will be forfeited. Each of the named executive officers will enter into restricted stock agreements substantially similar to the form of restricted stock agreement filed as Exhibit 10.1 to this Current Report on Form 8-K, which agreement is incorporated herein by reference.

With respect to the option grants, each of the named executive officers will enter into option agreements substantially similar to the form of option agreement previously filed by the Company as an exhibit to its Current Report on Form 8-K on February 23, 2005.

Executive Officer Bonus Criteria for 2006

The Committee approved the establishment of certain parameters for determining bonuses for executive officers for 2006, which would be payable in early 2007.

The Committee set various objective and subjective Company goals in terms of earnings per share, revenue and implementation of certain non-financial initiatives, with certain weightings attributable to achievement of each of these goals. The Committee then established various criteria for achieving "threshold," "target" and "superior" performance in relation to these goals. Under the bonus arrangements currently in place, each executive officer’s bonus can be weighted to take into account achievement of both Company goals and individual goals. As a general matter, the bulk of an executive officer’s bonus for 2005 will be determined as a result of achievement of Company goals, with the remaining portion based on achievement of individual goals, except in the case of Mr. Steve Morris, the Company’s President and Chief Executive Officer, and Mr. Sean Creamer, the Company’s Executive Vice President, Finance and Planning and Chief Financial Officer, whose bonuses will be determined entirely on the basis of achievement of Company goals.

Taking into account the foregoing, the Company established a "target" and "superior" bonus for each executive officer, expressed as a percentage of base salary. The target bonuses for the executive officers who are expected to be named executive officers in 2006 are: Mr. Morris, 75% of base salary; Owen Charlebois, the Company’s President, Operations, Technology, and Research & Development, 55% of base salary; Mr. Creamer, 50% of base salary; Pierre Bouvard, the Company’s President, Sales and Marketing, 52% of base salary; and Linda Dupree, Senior Vice President, Portable People Meter New Product Development, 45% of base salary. The target bonuses for other executive officers range from 40-45% of base salary. If a "superior" bonus level is achieved, individuals are entitled to receive an additional bonus equal to 100% of their "target" bonus.

The Committee has the discretion to award bonuses in excess of the percentages set forth above.

Item 9.01 Financial Statements and Exhibits.

10.1 Arbitron Inc. 1999 Stock Incentive Plan Form of Restricted Stock Agreement

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arbitron Inc.

February 28, 2006	By:	Dolores L. Cody

Name: Dolores L. Cody
Title: Executive Vice President, Legal & Business Affairs, Chief Legal Officer & Secretary

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Exhibit Index

Exhibit No.	Description

10.1	Arbitron Inc. 1999 Stock Incentive Plan Form of Restricted Stock Agreement